For Immediate Release:
Contact: Warren Wilkinson
Republic Airways Holdings, Inc.
Tel: (317) 484-6042

Republic Airways Holdings Announces First Quarter 2006 Results

Indianapolis, Indiana, (April 26, 2006) - Republic Airways Holdings Inc. (NASDAQ/NM: RJET) today reported operating revenues of $257.3 million for the quarter ended March 31, 2006, a 22.7% increase, compared to $209.8 million for the same period last year.  The Company reported net income of $16.9 million for the quarter ended March 31, 2006, a 14.0% improvement over the $14.8 million reported in the prior year’s first quarter. The Company also reported earnings per diluted share of $0.39, compared to $0.49 for the same period last year.  Weighted average diluted common shares outstanding increased to about 43 million, or 40.6% as a result of the Company’s follow on offerings of common stock in February and July 2005. The primary items of significance affecting the first quarter of 2006 are outlined below.

First Quarter Highlights
Total operating revenues for the first quarter of 2006 increased primarily as a result of a 36.5% increase in available seat miles (ASMs) to 2.0 billion ASMs, up from 1.4 billion ASMs and an 11.2% increase in block hours. These increases reflect the addition of 42 E170 regional jet aircraft, which were placed into service since March 31, 2005 offset by the removal of seven E145 regional jet aircraft and 10 Saab turboprop aircraft during the same time period.

Total operating expenses for the first quarter of 2006, including interest expense but excluding fuel charges (which are reimbursable by the Company’s major partners), of $154.8 million, increased approximately 29.0% from $120.0 million for the same quarter of 2005. Operating cost per ASM (CASM), including interest expense but excluding fuel, decreased 5.5% to 7.9¢ compared to the prior year’s 8.3¢.

During the quarter the Company transitioned eight E170 aircraft from US Airways and took delivery of two new E170 regional jets which were placed into fixed-fee service for Delta. The Company entered into 15-year, fixed rate debt financing arrangements for the two Delta aircraft. At March 31, 2006, the Company’s fleet consisted of 152 regional jets including 57 E170 aircraft.

Recent Developments
In April, the Company announced that it had reached an agreement to operate up to 69 regional jets for Continental should their existing RJ provider return the Aircraft to them. The aircraft are expected to be placed into service between January 2007 and the summer of 2007.

Balance Sheet Information
At March 31, 2006 the Company had $184.0 million in cash and cash equivalents compared to $162.0 million as of December 31, 2005.  The Company’s long-term debt increased to $1.43 billion as of March 31, 2006, compared to $1.41 billion at December 31, 2005. All of the Company’s long-term debt is at fixed interest rates, and is secured by the aircraft. The Company also has significant long-term operating lease obligations.  At a 7% discount factor, the present value of these lease obligations was approximately $656.4 million as of March 31, 2006.

Corporate Information
Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that owns Chautauqua Airlines, Republic Airlines and Shuttle America. The airlines offer scheduled passenger service on more than 850 flights daily to 81 cities in 34 states, Canada, Mexico and the Bahamas through airline services agreements with four major U.S. airlines. All flights are operated under a major airline partner brand, such as AmericanConnection, Delta Connection, United Express and US Airways Express. The airlines currently employ more than 3,000 aviation professionals and operate 154 regional jet aircraft including 59 E170 aircraft.

The Company will conduct a telephone briefing to discuss its first quarter results tomorrow, April 27th, at 11:00 a.m. EDT. For those wishing to participate please call 866-761-0748 and for international calls please dial 617-614-2706, the password is 92786776. A live Webcast of this briefing will also be available online at www.rjet.com - investor relations.

Additional Information
In addition to historical information, this release contains forward-looking statements. Republic Airways may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Republic Airways’ beliefs, expectations, hopes or intentions regarding future events. Words such as "expects," "intends," "believes," "anticipates," "should," "likely" and similar expressions identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date. Republic Airways assumes no obligation to update any forward-looking statement. Actual results may vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others, the risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated into this release by reference.

REPUBLIC AIRWAYS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars and Shares in Thousands, Except per Share Amounts)
(Unaudited)
	Three Months Ended March 31,
Financial Highlights	2006	2005	Change
OPERATING REVENUES
Passenger	$248,176	$204,773	21.2%
Other	9,168	4,986	83.9%
Total operating revenues	257,344	209,759	22.7%

OPERATING EXPENSES
Wages and benefits	40,145	31,956	25.6%
Aircraft fuel	76,523	65,936	16.1%
Landing fees	8,594	7,041	22.1%
Aircraft and engine rent	20,352	18,531	9.8%
Maintenance and repair	22,381	18,345	22.0%
Insurance and taxes	4,292	3,908	9.8%
Depreciation and amortization	21,418	13,608	57.4%
Other	15,722	13,894	13.2%
Total operating expenses	209,427	173,219	20.9%
OPERATING INCOME	47,917	36,540	31.1%

OTHER INCOME (EXPENSE)
Interest expense	(21,869)	(12,725)	71.9%
Other income	1,966	516	281.0%
Total other income (expense)	(19,903)	(12,209)	63.0%

INCOME BEFORE INCOME TAXES	28,014	24,331	15.1%

INCOME TAX EXPENSE	11,114	9,506	16.9%

NET INCOME	16,900	14,825	14.0%
PER SHARE, BASIC	$0.40	$0.50	-20.0%
PER SHARE, DILUTED	$0.39	$0.49	-20.4%
Weighted Average Common Shares
Basic	41,836	29,785	40.5%
Diluted	42,944	30,538	40.6%

Unaudited Operating Highlights
Operating Highlights	Three Months Ended
	March 31,
	2006	2005	Change
Passengers carried	2,555,248	2,037,379	25.4%
Revenue passenger miles (000)	1,374,290	961,686	42.9%
Available seat miles (000)	1,965,202	1,439,646	36.5%
Passenger load factor	69.9%	66.8%	3.1 pts
Cost per available seat mile, including interest expense (cents)	11.77	12.92	-8.9%
Fuel cost per available seat mile (cents)	3.89	4.58	-15.1%
Cost per available seat mile, excluding fuel expense (cents)	7.88	8.34	-5.5%
Block hours	121,632	109,349	11.2%
Departures	69,156	65,249	6.0%
Average daily utilization of each aircraft (hours)	10.2	10.7	-4.7%
Average aircraft stage length	524	455	15.2%